   As filed with the Securities and Exchange Commission on December 18, 1998.
                                                 Registration No. ____________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               -------------------

                              BECKMAN COULTER, INC.
             (Exact name of registrant as specified in its charter)

                               -------------------

         Delaware                                             95-1040600
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                             Identification No.)

              4300 North Harbor Boulevard, Fullerton, CA 92834-3100
                    (Address of principal executive offices)

                BECKMAN COULTER, INC. EXECUTIVE RESTORATION PLAN
                            (Full title of the plan)

                              William H. May, Esq.
             Vice President, General Counsel and Corporate Secretary
                              Beckman Coulter, Inc.
                           4300 North Harbor Boulevard
                        Fullerton, California 92834-3100
                     (Name and address of agent for service)

                               -------------------

   Telephone number, including area code, of agent for service: (714) 871-4848

                               -------------------

                         CALCULATION OF REGISTRATION FEE

                                        Proposed         Proposed
                                        maximum          maximum
Title of                Amount          offering         aggregate         Amount of
securities              to be           price            offering          registration
to be registered        registered      per unit         price             fee
----------------------------------------------------------------------------------------
Deferred Compensation   $1,000,000        100%           $1,000,000(2)     $278.00
Obligations(1)
----------------------------------------------------------------------------------------


(1) The Deferred Compensation Obligations being registered are general unsecured obligations of Beckman Coulter, Inc. to pay deferred compensation in the future to participating members of a select group of management or highly compensated employees in accordance with the terms of the Beckman Coulter, Inc. Executive Restoration Plan.

(2)     Estimated solely for the purpose of determining the registration fee.

        The Exhibit Index included in this Registration Statement is at page 10.

                                     PART I

                           INFORMATION REQUIRED IN THE
                            SECTION 10(a) PROSPECTUS


        The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, which include the statement of availability required by
Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                    PART II


                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT*


ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents of Beckman Coulter, Inc. (the "Company") filed with the Securities and Exchange Commission are incorporated herein by reference:

        (a) Annual Report on Form 10-K, as amended, for the Company's fiscal year ended December 31, 1997;

        (b) Quarterly Reports on Form 10-Q, as amended, for the Company's Fiscal Quarter ended March 31, 1998, Form 10-Q for the Company's fiscal quarter ended June 30, 1998, and Form 10-Q for the Company's fiscal quarter ended September 30, 1998; and

        (c) CurrentReports on Forms 8-K dated February 18, 1998, February 26, 1998 and June 25, 1998.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into the prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

        The Beckman Coulter, Inc. Executive Restoration Plan (Amended and Restated Effective as of September 1, 1998) (the "Plan") provides a select group of management or highly compensated employees (the "Eligible Employees") of the Company and certain of its subsidiaries with the opportunity to defer the receipt of certain pre-tax cash compensation. The obligations of the Company under the Plan (the "Deferred Compensation Obligations") will be general unsecured obligations of the Company to pay deferred compensation in the future to participating Eligible Employees (the "Participants") in accordance with the terms of the Plan from the general assets of the Company, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Deferred Compensation Obligations will be denominated and payable in United States dollars.

        Each Participant may elect to defer up to 15% of his or her salary and bonus under a combination of the Plan and the Beckman Coulter, Inc. Savings Plan (the "Savings Plan"). If a

Participant's salary and bonus deferrals exceed the maximum contributions that can be made to the Savings Plan (due to certain limitations imposed by the Internal Revenue Code of 1986, as amended), such excess deferrals are credited to a bookkeeping account ("Deferral Account") maintained for the Participant under the Plan.

        In addition, an amount equal to the Company matching contributions that could not be allocated to a Participant under the Savings Plan (due to the limitations described above) is credited to a separate bookkeeping account ("Matching Account") maintained in his or her name. The matching contributions credited to a Participant's Matching Account are in the form of stock units (i.e., a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one share of the Company's Common Stock).

        Further, each Participant who is eligible for Retirement Plus Contributions under the Savings Plan is credited with the amount of such Retirement Plus Contributions that could not be allocated to the Participant under the Savings Plan (due to the limitations described above). This amount is credited in the form of stock units to a bookkeeping account ("Retirement Plus Account").

        Each Participant's Deferral Account is credited with a deemed rate of earnings at a predetermined rate of interest. Each Participant's Matching Account and, if applicable, Retirement Plus Account are credited on a periodic basis with "Dividend Equivalents" representing dividends paid on the number of shares which is equal to the number share units credited to those accounts. These Dividend Equivalents are credited in the form of share units. While each Participant's Matching Account balance and, if applicable, Retirement Plus Account balance under the Plan increase or decrease based on the performance of the Company's Common Stock, his or her account balances are not actually invested in Common Stock.

        Deferred Compensation Obligations will be paid in cash in a single lump sum as soon as administratively practicable after the Participant's termination from employment or retirement from the Company. The amount payable to a Participant is equal to the sum of (1) the cash credited to the Participant's Deferred Account and (2) the fair market value of a share of the Company's Common Stock multiplied by the number of share units credited to the Participant's Matching Account and, if applicable, Retirement Plus Account.

        No amount payable under the Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary. Any attempt to dispose of any rights to benefits payable under the Plan shall be void.

        The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the distribution date, except that Participants may withdraw all or a portion of the value of their Plan accounts under certain specified circumstances. However, the Company reserves the right to amend or terminate the Plan at any time.

        The total amount of the Deferred Compensation Obligations is not determinable because the amount will vary depending upon the level of participation by Eligible Employees and the amounts of their salaries and bonuses. The duration of the Plan is indefinite (subject to the Company's ability to terminate the Plan). The Deferred Compensation Obligations are not convertible into another security of the Company. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default by the Company.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

        The validity of the original issuance of Deferred Compensation Obligations registered hereby is passed on for the Company by William H. May, Vice President, General Counsel and Secretary of the Company. Mr. May is compensated as an employee of the Company, is the beneficial owner of the Company's Common Stock, is the holder of options to acquire shares of the Company's Common Stock, and is an Eligible Employee and entitled to participate in the Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Company's Fourth Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the "DGCL"), or (iv) for any transaction from which the director derived an improper personal benefit.

        The Company's Fourth Restated Certificate of Incorporation and Bylaws provide generally that each person who is or was a director or officer of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL. Section 145 of the DGCL permits a corporation, subject to certain limitations, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or was serving in any of such capacities for another entity at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and certain settlements actually and reasonably incurred by such person.

        The Company maintains directors' and officers' liability insurance which covers certain liabilities and expenses of officers and directors of the Company and covers the Company for reimbursement of payments to directors and officers in respect of such liabilities and expenses.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

        Not applicable.

ITEM 8. EXHIBITS

        See the attached Exhibit Index on page 10.

ITEM 9. UNDERTAKINGS

        (a)     The undersigned registrant hereby undertakes:

                        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                        Provided, however, that paragraphs (a)(1)(i) and
                (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

                        (2) That, for the purpose of determining any liability
                under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                        (3) To remove from registration by means of a
                post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fullerton, State of California, on December 4, 1998.

                                          BECKMAN COULTER, INC.


                                          By:  /s/ JOHN P. WAREHAM
                                               ---------------------------------
                                               John P. Wareham
                                          Its: President, Chief Executive
                                               Officer and Director



                                POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints John
P. Wareham, Dennis K. Wilson, Fidencio M. Mares, and James T. Glover, or each of them individually, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


        SIGNATURE                           TITLE                                 DATE
        ---------                           -----                                 ----

/s/ LOUIS T. ROSSO                  Chairman of the Board and Director       December 4, 1998
-------------------------------
Louis T. Rosso

/s/ JOHN P. WAREHAM                 President, Chief Executive Officer and   December 4, 1998
-------------------------------     Director
John P. Wareham                     (Principal Executive Officer)

/s/ DENNIS K. WILSON                Vice President, Finance & Chief          December 4, 1998
-------------------------------     Financial Officer
Dennis K. Wilson                    (Principal Financial Officer)



/s/ JAMES T. GLOVER                 Vice President and Controller            December 4, 1998
-------------------------------     (Controller)
James T. Glover

/s/ HUGH K. COBLE                   Director                                 December 4, 1998
-------------------------------
Hugh K. Coble

/s/ PETER B. DERVAN                 Director                                 December 4, 1998
-------------------------------
Peter B. Dervan

/s/ CHARLES A. HAGGERTY             Director                                 December 4, 1998
-------------------------------
Charles A. Haggerty

/s/ GAVIN S. HERBERT                Director                                 December 4, 1998
-------------------------------
Gavin S. Herbert

/s/ VAN B. HONEYCUTT                Director                                 December 4, 1998
-------------------------------
Van B. Honeycutt

/s/ WILLIAM N. KELLEY               Director                                 December 4, 1998
-------------------------------
William N. Kelley

/s/ C. RODERICK O'NEIL              Director                                 December 4, 1998
-------------------------------
C. Roderick O'Neil


                                  EXHIBIT INDEX


Exhibit
Number                  Description
-------                 -----------

4.1              Beckman Coulter, Inc. Executive Restoration
                 Plan (Amended and Restated Effective as of
                 September 1, 1998).

4.2 Rights Agreement, dated as of March 28, 1989, between Beckman Instruments, Inc. and Morgan Shareholder Services Trust Company, as Rights Agent, filed as Exhibit 4 to Beckman Instruments, Inc.'s Form 8-K dated April 13, 1989, and incorporated herein by this reference.

4.3 First Amendment to Rights Agreement, dated as of June 24, 1992, between Beckman Instruments, Inc. and First Chicago Trust Company of New York (formerly Morgan Shareholder Services Trust Company), filed as Exhibit 1 to Beckman Instruments, Inc.'s Form 8-K dated July 1, 1992, and incorporated herein by this reference.

5.               Opinion of Company Counsel (opinion re
                 legality).

15.              KPMG Peat Marwick Letter Regarding Unaudited Financial
                 Information.

23.1 Consent of KPMG Peat Marwick LLP (consent of independent auditors).

23.2             Consent of Company Counsel (included in Exhibit 5).

24. Power of Attorney (included in this Registration Statement under "Signatures").